Exhibit 99.1

DELPHAX PULLS BACK ON EFFORT TO MARKET HIGH-SPEED ROLL-FED PRESSES;

REITERATES COMMITMENT TO SECURITY PRINTING MARKET

Company also announces departure of Vice President of Sales and Marketing,

a limited workforce reduction, second-quarter estimates and expectation of Q4 profitability

MINNEAPOLIS, May 7, 2008 - Delphax Technologies Inc. (Nasdaq:DLPX), a global provider of high-speed digital printing systems, announced today that it is reducing its investment in sales, marketing and product development for its CR Series roll-fed presses and initiating a related workforce reduction. Sales of CR Series presses accounted for less than 5 percent of the company's revenues in fiscal 2007 and none so far in fiscal 2008 year, despite an intensified sales effort aimed at capitalizing on the equipment's industry-leading production speed. In addition, Delphax also announced that George Carranza, vice president of sales and marketing, is leaving the company, effective immediately.

"This is a change in strategy dictated by the marketplace," said Dieter Schilling, president and chief executive officer. "We began fiscal 2008 with aggressive sales expectations for the CR Series, based on a refocused sales effort and a promising pipeline of prospective customers. Now halfway through the year, with no additional CR Series sales to report, it's clear that our sales strategy hasn't worked, or at least isn't working fast enough to meet our performance objectives.

"Our focus going forward will be on the established core of our business-the security printing industry-with the objective of returning Delphax to profitability in the fourth quarter of this fiscal year. Currently, we have a sales backlog of approximately $1.5 million, which is primarily for equipment related to the security printing industry. We also expect to increase our investment in product development efforts to develop new products for the security printing industry." Service-related revenues from Delphax's installed base of presses in the security printing industry accounted for over 50 percent of the company's net sales in fiscal 2007.

The company said it expects to report a net loss of from $0.16 to $0.18 per share for the fiscal second quarter ended March 31, 2008, compared with a loss of $0.01 per share in the second quarter of fiscal 2007. Sales for the fiscal 2008 second quarter ended are estimated in a range of $9.8 million to $10.0 million, compared with $11.3 million in the second quarter a year ago.

The workforce reduction of approximately 36 positions involves primarily sales, marketing and manufacturing personnel, but will have some impact on all areas of the company. It is expected to result in a charge of approximately $2 million in the third fiscal quarter ending June 30, 2008. Along with other spending cuts the company expects to make, the workforce reduction is also expected to reduce annual cash costs by approximately $4 million. The action will not significantly affect the security printing side of Delphax's business.

"I want to emphasize that we are not abandoning the CR Series," Schilling said. "These presses remain available for sale, and we will continue to provide full service and engineering support to our current and future CR Series customers. The CR Series has demonstrated its productivity advantages in a variety of commercial printing applications since its introduction in 2002, and we have made repeat sales to early adopters. But with the decision we are announcing today, we are backing away from our intense and expensive push to introduce high-speed digital presses to the broader commercial printing market."

The CR Series has been a key part of the company's growth strategy since its introduction and one of its two flagship products. The other major product line is the well-established Imaggia print system, the premier sheet-fed digital press serving the North American check-printing industry. Approximately 90 Imaggias have been sold since its introduction in 2000, compared with approximately 20 CR Series presses.

The roll-fed CR Series and the sheet-fed Imaggia are both based on Delphax's patented electron-beam imaging (EBI) technology, which permits unexcelled digital production speeds. Each system ranks as the fastest commercially available printer of its type. The Delphax CR2200 press is the fastest monochrome toner-based digital print system in the world, with a production speed of 500 feet per minute, capable of turning a roll of paper into books at the rate of one every three seconds. Among its successful applications are on-demand book printing and a wide range of legal/financial publishing-both in the United States and overseas.

The Imaggia ranks as the world's fastest digital sheet-fed print system capable of magnetic encoding, with models featuring document throughput of 300 pages per minute. It is the cornerstone of Delphax's revenue foundation, although there are other kinds of equipment installations using Delphax EBI technology in more than 50 countries.

"A major strength or our product lines is the superior productivity made possible our EBI technology," Schilling said. "But in the case of the CR Series, EBI also created a significant sales challenge for us as we targeted new market niches-selling high-value capital equipment based on a technology that is fundamentally different from anything in the experience of most commercial printers.

"In fact, the effectiveness and reliability of EBI have been demonstrated at length in many applications, most notably in meeting the exacting "intelligent" printing requirements of the check-printing industry."

In the first quarter of fiscal 2008, Schilling noted, the Imaggia passed the 10-billion-foot mark of production since its introduction-nearly 1.9 million miles of high-quality printed material meeting the highest worldwide standards for non-impact MICR (magnetic ink character recognition) encoding for secure documents.

In March, Delphax signed a three-year extension to its existing service and supply contract with Harland Clarke Corp., the largest user of the Imaggia print system. Based on current production levels, Delphax expects the deal to provide revenues in excess of $50 million through the extended contract period.

"While the total demand for check printing is growing smaller within an increasingly electronic marketplace, we believe that there is still room for substantial growth for Imaggia-produced checks at the expense of the less efficient systems that still account for well over half of North American check production," Schilling said.

About Delphax Technologies Inc.

Delphax Technologies Inc. is a global leader in the design, manufacture and delivery of advanced digital print production systems based on its patented electron-beam imaging (EBI) technology. Delphax digital presses deliver industry-leading throughput for both roll-fed and cut-sheet printing environments. These flagship products are extremely versatile and handle a wide range of substrates from ultra lightweight paper to heavy stock. Delphax provides digital printing solutions to publishers, direct mailers and other printers that require systems capable of supporting a wide range of commercial printing applications. The company also licenses and manufactures EBI technology for OEM partners that create differentiated product solutions for additional markets. There are currently installations using Delphax EBI technology in more than 50 countries worldwide. The company is headquartered in Minneapolis, with subsidiary offices in Canada, the United Kingdom and France. Its common stock will be publicly traded on the Capital Market tier of the NASDAQ Stock Market under the symbol: DLPX through the close of trading today. Delphax will seek to have its common stock quoted on the OTC Bulletin Board®. Additional information is available on the company's website at www.delphax.com.

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Statements made in this news release concerning the company's or management's expectations about future results or events are "forward-looking statements." Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary materially from stated expectations. Additional information concerning the factors that could cause actual results to differ materially from the company's current expectations is contained in the company's periodic filings with the Securities and Exchange Commission.

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CONTACTS:
Gregory S. Furness	Tom Langenfeld
Chief Financial Officer	(for Delphax Technologies Inc.)
Delphax Technologies Inc.	(952-920-4624
(952) 939-9000
gfurness@delphax.com